Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 8, 2021, relating to the balance sheet of Fifth Wall Acquisition Corp. I as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 23, 2020 (inception) through December 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 23, 2021